Exhibit 10.1

Amended Notice of Terms of

Restricted Stock Units

[Date]

To:	[Name]
BEMSID:	[BEMSID]

The Boeing Company (the “Company”) awarded you a Restricted Stock Unit award effective [Date], and, in connection therewith, issued you a Notice of Terms of Restricted Stock Units dated [Date] (the “Original Notice”). The terms and conditions of that award have been amended, and the amended terms and conditions are reflected in this Amended Notice of Terms of Restricted Stock Units (the “Amended”). The Original Notice is hereby revoked and of no further force and effect.

1.	RSU Award. You have been awarded [x] Restricted Stock Units. Each Restricted Stock Unit (RSU) has the potential to become one share of Boeing stock. Your RSUs are awarded pursuant to “The Boeing Company 2003 Incentive Stock Plan for Employees” (the “Plan”) and the award is subject to the terms of the Plan. A summary of the Plan accompanies this notice.

2.	RSU Account. The Company will maintain a record of the number of awarded RSUs in an account established in your name.

3.	Vesting of RSUs. Your RSUs will vest in full on [Date] (the ‘vesting date”), or if earlier, on the date your employment with the Company terminates because of involuntary layoff, disability, or death. “Disability” here means a disability entitling you to benefits under a long-term disability policy sponsored by the Company or one of its subsidiaries.

4.	Stock Issuance at Vesting. At the time your RSUs vest, the Company will issue to you shares of Boeing stock equal in number to the vested number of whole RSUs in your account, after deduction of shares to cover appropriate taxes and other charges as described in paragraph 10.2.

5.	Earnings Credit on Your RSUs.

5.1 While RSUs are in your account, they will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Boeing stock, your RSU account will be credited with additional RSUs (“Earnings Credit RSUs”) equal in number to the number of shares of Boeing stock that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were a share of Boeing stock. The number of RSUs that results from the Earnings Credit calculation will be to two decimal places.

5.2 The number of shares of Boeing stock that could be bought with such cash dividends will be calculated based on the “Fair Market Value” of Boeing stock on the applicable dividend payment date. “Fair Market Value” here means the average of the high and the low per share trading prices for Boeing stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.

5.3 Earnings Credit RSUs will vest at the same time as the RSUs with which they are associated.

6.	Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

7.	Termination due to Layoff, Disability, or Death. In the event your employment is terminated by reason of involuntary layoff, disability (as defined in paragraph 3), or death, your RSU payout, including any Earnings Credit RSUs, will vest after termination of employment. Payment for such awards will be made as soon as administratively possible, but not later than 60 days after your termination of employment.

8.	Delayed payment for Specified Employees. Notwithstanding paragraph 7 above, for anyone who is a Specified Employee (as defined in the Deferred Compensation Plan for Employees of The Boeing Company) at the time of vesting, and who was eligible for retirement at the date of this grant or who became retirement eligible between the grant date and the vesting date described in paragraph 3 above, distributions upon vesting due to layoff or disability will be delayed until six months after the date of vesting based on Internal Revenue Code Section 409A (or if earlier, until the vesting date described in paragraph 3 above).

9.	Forfeiture of Non-Vested RSUs. If your employment with the Company or a subsidiary of the Company terminates before the vesting date of the award for any reason other than involuntary layoff, disability (as defined in paragraph 3), or death, your nonvested RSUs will be forfeited and canceled. Earnings Credit RSUs will be forfeited and canceled along with the RSUs with which they are associated.

10.	RSU Award Payable in Stock.

10.1 Distribution from your RSU account will be made as soon as reasonably possible after the vesting of your RSUs, but not later than 60 days after the applicable vesting date. Distribution will be in whole shares of Boeing stock. The number of shares distributed will be equal to the number of whole vested RSUs in your account, subject to deductions described in paragraph 10.2. Fractional share values will be applied to income tax withholding.

10.2 The Company will deduct from the distribution of your vested RSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to a subsidiary of the Company.

11.	Transfer. RSUs are not transferable except by will or applicable laws of descent and distribution.

Please	sign in the space below to indicate your understanding of and consent to the terms and conditions in this Amended Notice.

[Name]